As filed with the Securities and Exchange Commission on February 13, 2001

                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           TLC LASER EYE CENTERS INC.
             (Exact name of registrant as specified in its charter)

        Ontario, Canada                                   980151150
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                               5600 Explorer Drive
                                    Suite 301
                          Mississauga, Ontario L4W 4Y2
                                     Canada
                                 (905) 602-2020

          (Address of Principal Executive Offices, Including Zip Code)

                  TLC LASER EYE CENTERS INC. SHARE OPTION PLAN

                      THOMAS G. O'HARE EMPLOYMENT AGREEMENT
                            (Full Title of the Plan)

                                  Lloyd Fiorini
                           TLC Laser Eye Centers Inc.
                               5600 Explorer Drive
                                    Suite 301
                          Mississauga, Ontario L4W 4Y2
                                     Canada
                     (Name and Address of Agent for Service)

                                 (905) 602-2020
          (Telephone Number, Including Area Code, of Agent For Service)

                                    Copy to:
                             Jeffrey E. Jordan, Esq.
                     Arent Fox Kintner Plotkin & Kahn, PLLC
                          1050 Connecticut Avenue, N.W.
                            Washington, DC 20036-5339

                                   ----------

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                          Proposed Maximum          Estimated Maximum
Title of Securities                Amount to be          Offering Price Per         Aggregate Offering          Amount of
to be Registered                    Registered                 Share                      Price             Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value     1,000,000 shares            $5.205(1)                $5,205,000(1)             $1,374.12

Common Stock, $.01 par value       250,000 shares            $6.625(2)                $1,656,250(2)             $437.25
============================================================================================================================

      (1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c).

      (2) Pursuant to Rule 457(h)(1), based on the exercise price of outstanding options.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in a Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

      The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

      1. The Registrant's quarterly report on Form 10-Q for the period ended November 30, 2000.

      2. The Registrant's quarterly report on Form 10-Q for the period ended August 31, 2000.

      3. The Registrant's annual report on Form 10-K for the fiscal year ended May 31, 2000.

      4.    Registrant's Form 8-A Registration Statement filed pursuant to
            Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), containing a description of the Registrant's common stock, including any amendment or report filed for the purpose of updating such description.

      In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

      Not Applicable.

Item 5. Interests of Named Experts and Counsel

      Not Applicable.

Item 6. Indemnification of Directors and Officers

      Under the Business Corporations Act (Ontario), the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant's request as a director or officer of another corporation of which such Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Registrant or such other corporation, as the case may be, provided that such person acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Registrant or such other corporation, as the case may be, only with court approval. A director or officer referred to above is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

      In accordance with the Business Corporations Act (Ontario), the By-laws of the Registrant indemnify a director or officer, a former director or officer, a person who acts or acted at the Registrant's request as a director or officer of a corporation of which the Registrant is or was a shareholder or creditor, or such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Registrant or such other corporation if such person acted honestly and in good faith with a view to the best interests of the Registrant, and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, such person had reasonable grounds for believing that such person's conduct was lawful.

      A policy of directors' and officers' liability insurance is maintained by the Company which insures, subject to certain exclusions, directors and officers of the Registrant for damages, judgments, settlements and defense costs as a result of claims based upon their acts or omissions in their capacities as directors and officers of the Registrant, and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Business Corporations Act (Ontario), the Registrant's Articles or By-laws or the common law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

      Not applicable.

Item 8. Exhibits

      See Exhibit Index.

Item 9. Undertakings

      (a) The Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registrant Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the
            Securities Act;


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

                  (ii) Reflect in the prospectus any facts or events which,
            individually or together, represent a fundamental change in the information in this Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2) For determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

      (b) The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, unless in the opinion of its counsel the matter has been settled by controlling precedent, will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on this 24th day of January, 2001.

                                        TLC LASER EYE CENTERS INC.


                                        By: /s/ Elias Vamvakas
                                           -------------------------------------
                                           Elias Vamvakas
                                           Chief Executive Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Elias Vamvakas his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to comply with the provisions of the Securities Act and all requirements of the Commission, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures                                     Title                                  Date
----------                                     -----                                  ----


/s/ Elias Vamvakas                  Chief Executive Officer                     January 24, 2001
--------------------------------    and Chairman of the Board
Elias Vamvakas                      of Directors


/s/ Peter J. Kastelic               Chief Financial Officer and                 January 24, 2001
--------------------------------    Treasurer (Principal Financial
Peter J. Kastelic                   and Accounting Officer)


                                    Co-National Medical Director                January __, 2001
--------------------------------    and Director
Jeffery J. Machat


/s/ Howard J. Gourwitz              Director                                    January 24, 2001
--------------------------------
Howard J. Gourwitz


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


/s/ William David Sullins, Jr.      Director                                    January 24, 2001
--------------------------------
William David Sullins, Jr.


/s/ Warren S. Rustand               Director                                    January 24, 2001
--------------------------------
Warren S. Rustand


/s/ John F. Riegert                 Director                                    January 24, 2001
--------------------------------
John F. Riegert


/s/ Thomas N. Davidson              Director                                    January 24, 2001
--------------------------------
Thomas N. Davidson

                                  EXHIBIT INDEX

Exhibit
-------

5. Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC concerning validity of securities registered

23.        Consent of Arent Fox Kintner Plotkin & Kahn, PLLC (counsel):
           included in exhibit 5

24.        Power of Attorney: included on signature page


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